                                                                    CONFIDENTIAL



                                LICENSE AGREEMENT

                                     BETWEEN

                                XENOMETRIX, INC.

                                       AND

                            ROSETTA INPHARMATICS INC.








* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                LICENSE AGREEMENT

This Agreement (this "AGREEMENT") is made this 12th day of November, 1998 (the "EFFECTIVE Date"), by and between Xenometrix, Inc. ("XENO"), a Delaware corporation with principal offices at 2425 North 55th Street, Boulder, CO 80301-5700 and Rosetta Inpharmatics, Inc. ("ROSETTA"), a Delaware corporation with principal offices at 12040 115th Avenue N.E., Kirkland, WA 98034, to license certain technology according to the terms and conditions, but subject to the limitations, set forth in this Agreement.

                                    RECITALS

WHEREAS, XENO is the owner or exclusive licensee of the XENO Patents (as defined below) and the Harvard Patents (as defined below) relating to certain assays, technology and intellectual property further described herein, and desires to non-exclusively license the same to ROSETTA; and

WHEREAS, ROSETTA seeks to obtain certain non-exclusive license rights and sublicensing rights under the XENO Patents and the Harvard Patents, according to the terms contained herein;

Now, therefore, in consideration of the foregoing and the covenants and promises contained herein, the parties agree as follows:

 1.  DEFINITIONS

     1.1. "AFFILIATE" means any corporation or other business entity controlled by, or in common control of an entity. Control, as used in the context of a business entity, means the ownership directly or indirectly of greater than fifty percent (5 0%) of the voting securities of the person, corporation, or other entity.

     1.2. "CONFIDENTIAL INFORMATION" means all information, compounds, data, and Materials received by either party from the other party pursuant to this Agreement including, without limitation, technology of each party, subject to the exceptions set forth in Section 5.1.

     1.3. "FIELD" means gene expression profiling and protein expression profiling, including but not limited to, identifying disturbances of cell homeostasis and related identified chemicals.

     1.4. "HARVARD LICENSE AGREEMENT" means the license agreement between the President and Fellows of Harvard College ("Harvard") and Venmark Ltd., now XENO, executed on January 17, 1992, as amended to date, attached hereto as Exhibit C.

     1.5. "HARVARD PATENTS" means all patents and patent, applications listed on Exhibit A (Mammalian) and Exhibit B (Bacterial) hereto, including but not limited to any reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, continuations, divisionals or continuations-in-part of the foregoing patents and patent applications, as well as all foreign counterparts or equivalents thereof.

     1.6. "MATERIALS" means any biological or chemical entity for screening or assays, including reagents, cells, promoters, enhancers, vectors, plasmids, proteins and fragments thereof, peptides, antigens, antibodies, antagonists, agonists, inhibitors, and chemicals.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

     1.7. "XENO PATENTS" means all the patents and patent applications listed on Exhibits A and B hereto, any patent applications filed prior or subsequent to the Effective Date that claim the benefit of an early filing date to any of the patent applications listed in Exhibit A and Exhibit B, and any reissues, extensions, substitutions, confirmations, re-registrations, reexaminations, continuations, divisionals or continuations-in-part of the foregoing patents and patent applications, as well as all foreign counterparts or equivalents thereof.

     1.8. "THIRD PARTY" means any entity other than (i) ROSETTA and any of its Affiliates, and (ii) XENO and any of its Affiliates.

 2.  LICENSES

     2.1. GRANT OF LICENSES UNDER THE XENO PATENTS AND THE HARVARD PATENTS FROM XENO TO ROSETTA.

          2.1.1. NON-EXCLUSIVE LICENSE TO XENO PATENTS. XENO hereby grants to ROSETTA and its Affiliates a non-exclusive, world-wide license in the Field under XENO's ownership interest in the XENO Patents to make, use, have made, sell, have sold, offer for sale, import, export or otherwise exploit any process, composition of matter or other invention claimed in the XENO Patents, with right of sublicense to corporate partners or collaborators of ROSETTA. Such license shall include the right to grant sublicenses to make, use and have made the XENO Patents solely in conjunction with Rosetta's technology for each sublicensee's internal research purposes and not for the purpose of commercializing such technology.

          2.1.2. NON-EXCLUSIVE SUBLICENSE TO HARVARD PATENTS UNDER THE HARVARD LICENSE AGREEMENT. XENO hereby grants to ROSETTA and its Affiliates a non-exclusive, world-wide sublicense in the Field under XENO's right to sublicense the Harvard Patents in the Harvard License Agreement to make, use, have made, sell, have sold, offer for sale, import, export, further sublicense or otherwise exploit any process, composition of matter or other invention claimed in the Harvard Patents.
                  Such license shall include the right to grant sublicenses to make, use and have made the Harvard Patents solely in conjunction with Rosetta's technology for each sublicensee's internal research purposes and not for commercializing such technology.

 3.  COMPENSATION

     3.1. COMPENSATION FOR THE XENO PATENTS LICENSE AND HARVARD PATENTS SUBLICENSE.

          3.1.1. LICENSES AND RIGHTS. As consideration for the licenses and rights granted to ROSETTA herein, ROSETTA will pay to XENO:

                           a)       Two Hundred Fifty Thousand Dollars
($250,000.00) upon signing of the Agreement, of which [***] to cure XENO's existing default under the Harvard License Agreement (the "Default") and provides documentation of such payment to ROSETTA's reasonable satisfaction,
(ii) obtains a certificate, in a form reasonably acceptable to counsel to ROSETTA, executed by Harvard stating that XENO is no longer in default under the Harvard License Agreement and it being acknowledged and understood that the Holdback will be immediately due and payable upon XENO's satisfaction of clauses (i) and (ii) of this section 3.1.1 and


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           b)       An annual running royalty of [***] per
annum, payable within thirty (30) days of end of each calendar year.

 4.  REPRESENTATIONS AND WARRANTIES; COVENANTS

     4.1. REPRESENTATIONS AND WARRANTIES OF ROSETTA AND XENO.

          Each party hereby represents and warrants:

                  CORPORATE POWER. Such party is duly organized and validly existing and in good standing under the laws of the state and/or country of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                  DUE AUTHORIZATION. Such party is duly authorized and has all corporate power necessary to execute and deliver this Agreement and to perform its obligations hereunder.

                  BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

     4.2. TITLE; NO INFRINGEMENT. XENO has full title and ownership of the XENO Patents and XENO has all rights to the XENO Patents and the Harvard Patents necessary to allow it to perform its obligations as contemplated in thiso Agreement. The licenses and sublicenses granted by XENO to ROSETTA under this Agreement will in no way constitute an infringement or other violation of any copyright, trade secret, trademark, patent or other proprietary right of any third party.

     4.3. NEGATION OF WARRANTIES

                  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, XENO MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO (a) EXPRESSED OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR TO XENO'S KNOWLEDGE THAT THE USE OF THE XENO PATENTS AND HARVARD PATENTS AS CONTEMPLATED IN THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR (b) ANY OTHER EXPRESSED OR IMPLIED WARRANTIES.

     4.4. HARVARD LICENSE AGREEMENT. XENO hereby represents and warrants that
          (a) [***], the Harvard License Agreement has not at the date hereof expired or been terminated by either XENO or Harvard and that XENO has not at the date hereof received nor given notice of breach or termination for breach of the Harvard License Agreement [***]


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          neither XENO nor Harvard is in default under the Harvard
          License Agreement. XENO covenants to use best efforts to maintain the Harvard License Agreement from the date of this Agreement through the term of the Harvard License Agreement, including, but not limited to
          (c) complying with its obligations to pay the compensation due for the Harvard License Agreement and (d) refraining from entering into any modification or termination of the Harvard License Agreement that would in anyway affect ROSETTA's rights to the Harvard Patents under this Agreement. In the event that the Harvard License Agreement is terminated, the sublicense granted to ROSETTA by XENO pursuant to
          Section 2.1.2 with respect to Patent No. 5,811,231, Methods and
          Kits in Mammalian Gene Profiling will survive and any further sublicenses granted by ROSETTA to its sublicensee with respect to Patent No. 5,811,231, Methods and Kits in Mammalian Gene Profiling shall survive.

     4.5. INFRINGEMENT. ROSETTA hereby agrees to notify XENO immediately of any claim it receives for alleged patent infringement through use of XENO Patents Licenses and Rights.

     4.6. LICENSE AGREEMENT TO A THIRD PARTY. XENO hereby warrants that during the term of this Agreement XENO will not license XENO patents and/or sublicense Harvard License Agreement to a Third Party under financial and legal conditions substantially more favorable than the terms of the present Agreement.

5.       CONFIDENTIALITY

     5.1. CONFIDENTIAL INFORMATION. Except as expressly provided herein, the parties agree that, for the Term and five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose to another party and shall not use for any purpose other than to perform the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto pursuant to this Agreement, except that to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

                  (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                  (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                  (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                  (d) was lawfully disclosed to the receiving party by a person other than a party hereto; or

                  (e) was independently developed by the receiving party.

     5.2. PERMITTED USE AND DISCLOSURES. Each party hereto may use or disclose Confidential Information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable law, governmental regulation or court order, submitting information to tax or other governmental authorities, making a permitted sublicense or otherwise exercising its rights


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          hereunder, provided that if a party is required to make any such disclosure of another party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

     5.3. CONFIDENTIAL TERMS. Except as expressly provided herein, each party agrees not to disclose any material or financial terms of this Agreement to another party without the consent of the other party, not to be unreasonably withheld; PROVIDED, HOWEVER, each party reserves the right to make reasonable disclosures (including the redaction of material or financial terms) as required by securities or other applicable laws, or to actual or prospective investors or corporate partners (including licensees and acquirers), or to accountants, attorneys and other professional advisors on a need-to-know basis under circumstances that ensure the confidentiality thereof, or to the extent required by law. If such Confidential Information is to become public information by such disclosure the disclosing party must obtain the written consent of the non-disclosing party in order to obtain protection of the Confidential Information if necessary.

     5.4. PRESS RELEASE. Notwithstanding the foregoing, the parties shall agree upon a press release to announce the execution of this Agreement. Thereafter, XENO and ROSETTA may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

 6.  TERMINATION

     6.1.1. This Agreement shall continue until the last expiration date of all patents licensed under this Agreement and shall survive the bankruptcy, insolvency or similar event related to either party.

     6.1.2. Either party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other party, provided that the non-breaching party shall have first given ninety
          (90) days prior written notice (thirty (30) days in the event of non-payment of any amounts due under this Agreement) to the breaching party describing such breach and stating the non-breaching party's intention to terminate this Agreement if such breach remains uncured, and the breaching party thereafter fails to cure same within thirty (30) days.

     6.1.3. ROSETTA may terminate this Agreement without cause at any time by providing written notice to XENO of such termination and such termination will be effective ninety (90) days thereafter. Any termination pursuant to this Section 6.1.3 shall not relieve ROSETTA of any obligation or liability accrued hereunder prior to such termination, including ROSETTA's obligation to pay royalties accrued or accruable. The licenses granted hereunder and all sublicenses granted by ROSETTA under this agreement shall terminate in the event the Agreement is terminated by ROSETTA or termination by an arbitrator for an uncured breach by ROSETTA.

 7.  MISCELLANEOUS

     7.1. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement or any of its rights or


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          obligations hereunder without the prior written consent of the other party (not to be unreasonably withheld), and any such attempted assignment shall be void; PROVIDED, HOWEVER, that ROSETTA and XENO may assign this Agreement as part of a merger or consolidation in which the surviving entity assumes all of ROSETTA's and XENO's rights and obligations hereunder or a sale of substantially all of the assets or stock of such party to which this Agreement relates. The parties acknowledge and agree that until the Section 8.4 Amendment is executed and delivered, in the event that the Harvard License Agreement is terminated, Harvard shall have the option of having this Agreement assigned to it or terminating the licenses granted herein.

     7.2. EFFECT OF WAIVER. No waiver of any default, condition, provisions or breach of this Agreement shall be deemed to imply or constitute a waiver of any other like default, condition, provision or breach of this Agreement.

     7.3. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

     7.4. INDEMNIFICATION. ROSETTA will defend, indemnify and hold XENO, its officers, directors, employees, Affiliates and agents harmless against any and all liability, loss, damage, claim or expense (including attorneys' fees) arising out of (a) a breach of any representation or warranty or covenant made by ROSETTA in this Agreement or (b) a suit by a Third Party directly relating to the negligence of ROSETTA in the performance under this Agreement by ROSETTA; except to the extent such claim is caused by the negligence or willful misconduct of XENO or a breach of a representation or warranty of XENO. XENO will defend, indemnify and hold ROSETTA, its officers, directors, employees, Affiliates and agents harmless against any and all liability, loss, damage, claim or expense (including attorneys' fees) arising out of
          (x) a breach of any representation or warranty or covenant made by XENQ in this Agreement or (y) a suit against ROSETTA, its officers, directors, employees, Affiliates or agents by a Third Party related to ROSETTA's performance under this Agreement. ROSETTA may, at its option, conduct the defense in any such suit by a Third Party and XENO agrees to cooperate fully with such defense.

     7.5. LIABILITY INSURANCE. ROSETTA agrees that it shall indemnify, defend, and hold XENO harmless from any claim, demand or action by any Third Party arising out of ROSETTA's gross negligence or intentional misconduct relating to ROSETTA's performance under this Agreement. ROSETTA agrees to maintain at its expense general liability coverage at a minimum level of Three Million Dollars ($3,000,000) per occurrence, to name XENO as an additional insured on ROSETTA's general liability policy at all times during the term of this Agreement and to furnish XENO, upon reasonable request, certificates evidencing such coverage and copies of the applicable policies.

     7.6. PATENT DEFENSE COSTS. XENO will use reasonable efforts, at its discretion to defend XENO Patents and Harvard Patents at its own expense against any infringement by a Third Party, and XENO will notify ROSETTA promptly in writing of any such infringement by a Third Party known by XENO; PROVIDED, HOWEVER, that (a) ROSETTA, at its option, may elect to join any such prosecution of a Third Party infringer initiated by XENO at ROSETTA's expense and (b) XENO will conduct such prosecution upon the advice and consent of ROSETTA with respect to material decisions (including litigation strategy decisions) relating to such prosecution. If XENO


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          does not initiate such a prosecution with respect to any individual instance of Third Party infringement, ROSETTA may, at its own expense, upon the advice and with the consent of XENO, initiate and control such prosecution. In the event that ROSETTA is sued by a Third Party for infringement of a Third Party's patent, XENO hereby agrees, if ROSETTA so requests, to provide ROSETTA with all reasonable advice or technical support that ROSETTA may reasonably request at ROSETTA's expense.

     7.7. DILIGENCE. ROSETTA agrees to use reasonable commercial efforts to fulfill the obligations of the express due diligence provision of the Harvard License Agreement as it applies to a sublicense under the Harvard License Agreement.

     7.8. FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; PROVIDED HOWEVER, that in no event shall a party be required to settle any labor dispute or disturbance. -

     7.9. AMENDMENT. No modification, supplement to or waiver of this Agreement or any Addendum hereto or any of their provisions shall be binding upon a party hereto unless made in writing and duly signed by an authorized representative of both XENO and ROSETTA. In no event may the terms of this Agreement be changed, deleted, supplemented or waived by any notice, purchase order, receipt, acceptance, bill of lading or other similar form of document. A failure of either party to exercise any right or remedy hereunder, in whole or in part, or on one or more occasions, shall not be deemed either a waiver of such right or remedy to the extent not exercised, or of any other right or remedy, on such occasion or a waiver of any right or remedy on any succeeding occasion.

    7.10. ENTIRE AGREEMENT. This Agreement, and each Exhibit attached hereto, and each supplemental written agreement contemplated hereunder, sets forth the entire understanding and agreement of the parties as to the subject matter thereof, and there are no other understandings, representations or promises, written or verbal, not set forth herein or on which either party has relied. If any provisions of any such Addendum or supplemental written agreement conflict with any provisions set forth in this Agreement, the provisions of this Agreement shall take precedence, unless such Addendum or supplemental written agreement expressly refers to the specific provision(s) of this Agreement that it is intended to replace or modify (and which shall be limited in force and effect to such Addendum or supplemental written agreement only).

    7.11. NOTICES. All Notices under this Agreement shall be given in writing and shall be addressed to the parties at the following addresses:

                           FOR XENO:

                                    Stephen J. Sullivan
                                    CEO, President and Director
                                    Xenometrix, Inc.
                                    2425 North 55th Street


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    Boulder, Colorado 8030 1-5700

                            FOR ROSETTA:

                                    President
                                    Rosetta Inpharmatics
                                    12040 115th Avenue NE
                                    Kirkland, WA 98034

          Notices shall be in writing and shall be deemed delivered when received, if delivered by a courier, overnight mail service or the like, or a week following mailing, if sent by first-class certified or registered mail, postage prepaid.

    7.12. ARBITRATION. The parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration. The parties agree that prior to any arbitration concerning this Agreement, XENO's CEO and ROSETTA's CEO or COO will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement. Within thirty (30) days of a formal request by either party to the other, any party may, by written notice to the other, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within thirty (30) days after such notice is received. Except as otherwise provided specifically herein, any controversy or claim under this Agreement shall be solely settled by arbitration by one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "Association"); provided that the parties shall first use their best efforts to resolve such dispute by negotiation. The arbitration shall be conducted in Boulder, Colorado. The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within twenty (20) days of the date of a request for arbitration, the selection shall be made pursuant to the rules of the Association. The decision reached by the arbitrator shall be conclusive and binding upon the parties hereto and may be filed with the clerk of any court of competent jurisdiction, and a judgment confirming such decision may, if desired by any party to the arbitration, be entered in such court. Each of the parties shall pay its own expenses of arbitration and the expenses of the arbitrator(s) shall be equally shared;
          PROVIDED, HOWEVER, that if in the opinion of the arbitrator(s) any claim hereunder or any defense or objection thereto was unreasonable, the arbitrator(s) may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees) against the party raising such unreasonable claim, defense or objection. Nothing herein set forth shall prevent the parties from settling any dispute by mutual agreement at any time.

    7.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard or giving effect to its principles of conflict of laws.

    7.14. SEVERABILITY AND SURVIVAL. This Agreement is intended to be severable. If any provision(s) of this Agreement are or become invalid, are ruled illegal by a court of competent jurisdiction or are deemed unenforceable under the current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of the Agreement shall not be affected thereby and shall continue to be construed to the maximum extent permitted by law at


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          such time. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there shall be substituted or added as part of this .Agreement by such court of competent jurisdiction a provision which shall be as similar as possible, in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable. Unless expressly stated otherwise, any provision intended by its meaning to survive, will survive the expiration or any other termination of this Agreement.

    7.15. INDEPENDENT CONTRACTORS. The parties hereto are acting as independent contractors and shall not be considered partners, joint venturers or agents of the other. Neither shall have the right to act on behalf of, or to bind, the other.

    7.16. HEADINGS. Captions and paragraph headings are for convenience only and shall not form an interpretative part of this Agreement. Unless otherwise specifically provided, all references to an Article incorporate all Articles or subsections thereunder. This Agreement shall not be strictly construed against either party hereto and maybe executed in two or more counterparts, each of which will be deemed an original and the same instrument.

                            (Signature Page Follows]


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


By: /s/ Stephen J. Sullivan                        Date: 11/12/98
   -------------------------------------                 ---------------------

Stephen J. Sullivan
CEO and President
For Xenometrix, Inc.


By: /s/ Stephen H. Friend, M.D., Ph.D.             Date: 11/12/98
   -------------------------------------                 ---------------------

Stephen H. Friend, M.D., Ph.D.
President, Chief Scientific Officer
for ROSETTA INPHARMATICS, Inc.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT A


         PATENT/              FILING DATE            COUNTY              ISSUE DATE                   TITLE
      APPLICATION #


          [***]                   [***]               [***]

        5,811,231                7/21/95                US                9/22/98              Methods and Kits for
                                                                                             Mammalian Gene Profiling
         692434                  1/21/94             Australia            6/11/98
        E160178                  1/21/94              Austria            11/12/97
       0 680 517                 1/21/94              Belgium            11/12/97
        2154265                  1/21/94              Canada
       0 680 517                 1/21/94              Denmark            11/12/97
       0 680 517                 1/21/94                EPC              11/12/97
       0 680 517                 1/21/94              France             11/12/97
    694 06 772,5-08              1/21/94              Germany            11/12/97
       980400301                 1/21/94              Greece             11/12/97
       0 680 517                                     Hong Kong
        E77394                   1/21/94              Ireland            11/12/97
      20035BE/98                 1/21/94               Italy             11/12/97
       6-517147                  1/21/94               Japan
       0 680 517                 1/21/94             Luxembourg          11/12/97
       0 680 517                 1/21/94               Monaco            11/12/97
       0 680 517                 1/21/94             Netherlands         11/12/97
      US94/00583                 1/21/94                PCT
       0 680 517                 1/21/94              Portugal            1/19/98
       9601405-5                 2/13/96             Singapore
       0 680 517                 1/21/94               Spain             11/12/97
       0 680 517                 1/21/94               Sweden            11/12/97
       0 680 517                 1/21/94            Switzerland          11/12/97
       0 680 517                 1/21/94                UK               11/12/97



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT B


         PATENT/              FILING DATE            COUNTY              ISSUE DATE                   TITLE
      APPLICATION #

        5,589,337               1/6/95                 US                 12/31/96        Methods and Diagnostic Kits
                                                                                          for Determining Toxicity
                                                                                          Utilizing Bacterial Stress
                                                                                          Promoters Fused to Report
                                                                                          Genes
         651825                 7.6.93                 EPO                 1/14/98
        5,585,232              4/21/94                 US                 12/17/96        Methods and Diagnostics
                                                                                          Kits for Determining
                                                                                          Toxicity Utilizing E.coli
                                                                                          Stress Promoters Fused to
                                                                                          Reporter Genes
        9601688-6              2/14/96              Singapore
        2,139,667               7/9/93               Canada
        6-503562                7/6/93                Japan
        95-700038               7/6/93                Korea
        07/910793               7/6/92                  US
        45884/95                7/6/93              Australia
         95.004                 7/6/93                Norway



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT C

                            HARVARD LICENSE AGREEMENT


                                LICENSE AGREEMENT

         This Agreement is made and entered into between the President and Fellows of Harvard College (hereinafter "Harvard") having offices at the Office for Technology and Trademark Licensing, 124 Mt. Auburn Street, Suite 410, Cambridge, Massachusetts 02138 and Venmark Ltd. (hereinafter "Licensee"), a New York corporation having offices c/o The Castle Group, Ltd., 375 Park Avenue, Suite 1501, New York, New York 10022.

         Whereas Harvard is the owner by assignment from Dr. Spencer Farr (the "Inventor") of the entire right, title and interest in the United States patent Application yet to be filed described in Exhibit A attached hereto (which Exhibit shall be amended to include the actual Application when such Application is filed), in the foreign patent applications corresponding thereto, and in the inventions described and/or claimed therein; and

         Whereas Harvard is committed to a policy that ideas or creative works produced at Harvard should be used for the greatest possible public benefit; and

         Whereas Harvard accordingly believes that every reasonable incentive should be provided for the prompt introduction of such ideas into public use, all in a manner consistent with the public interest; and

         Whereas Licensee is desirous of obtaining an exclusive worldwide license in order to practice the above referenced invention covered by Patent Rights in the United States and in certain foreign countries, and to manufacture, have manufactured, use and sell in the commercial market the products made in accordance therewith; and

         Whereas Harvard is desirous of granting such a license to Licensee in accordance with the terms of this Agreement.

         Now therefore, in consideration of the foregoing premises, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 "Patent Rights" shall mean (i) the United States Patent Application yet to be filed described in Exhibit A attached hereto (which Exhibit shall be amended to include the actual Application when such Application is filed), the inventions described and/or claimed therein, and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon r reissues or re-examinations thereof and any and all foreign patents and patent applications corresponding thereto; (ii) all patent applications to the extent assigned to Harvard and to the extent Harvard is able, under its obligations to third parties, to grant rights to Licensee and on which Inventor is a named inventor, the inventions described and/or claimed therein and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues or re-examinations thereof which relate to the design, development and/or manufacture of any products incorporating the technology identified in (i) to the extent that their use would be in any way dominated by the claims in (i) and any and all foreign patents and patent applications corresponding thereto; (iii) all patent applications to the extent assigned to Harvard and to the extent Harvard is able, under its obligations to third parties, to grant rights to Licensee and on which Inventor is a named inventor, the inventions described and/or claimed therein and any substitutions, divisions, continuations, continuations-in-part, patents issuing thereon or reissues


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          or re-examinations thereof which relate to any improvements in the technology incorporated in (i) or (ii) to the extent that their use would be in any way dominated by the claims in (i) and any and all foreign patents and patent applications corresponding thereto. The foreign patents and patent applications corresponding thereto referred to in (i), (ii) and (iii) above when filed or issued will be automatically incorporated in and added to this Agreement and shall periodically be added to Appendix A attached to this Agreement and made a part hereof; provided, however, that no failure to periodically add such foreign patents and/or patent applications thereto shall be considered to exclude such foreign patents and/or patent applications from the meaning of "Patent Rights."
         1.2 "Licensed Products" shall mean products or components thereof claimed in Patent Rights or products or components thereof made in accordance with or by means of Licensed Processes.

         1.3 "Licensed Processes" shall mean the processes claimed in Patent Rights and any and all inventions, designs, drawings, specifications, ideas, discoveries, trade secrets, know-how, codes, formulas, techniques and data which have been developed or acquired by the Inventor and to which Harvard has ownership rights.

         1.4 "Net Sales" shall mean the amount billed or invoiced on sales of Licensed Products or Licensed Processes less:

                  (a) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed and taken;

                  (b) Amounts repaid or credited by reason of rejection or return; and/or

                  (c) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by or on behalf of Licensee.

In the event of a use or sale of Licensed Products or Licensed Processes solely for clinical testing or research and development purposes for which Licensee receives no revenue, then no royalty shall be due or payable to Harvard pursuant to the Article 3 or otherwise.

     1.5 "Affiliates" shall mean any company, corporation, or business in which Licensee owns or controls at least fifty percent (50%) of the voting stock.
          1.6 "Field" shall mean all potential fields or use of the Patents Rights, the Licensed Products and the Licensed Processes, including, but not limited to, molecular biology and toxicology.

          1.7 "Sublicensee" shall mean an entity which Licensee has granted
(a) the right to manufacture and market the Licensed Products, or (b) the right to sublicense the Licensed Processes to others, or (c) the right to practice the Licensed Processes as part of the business of tasting toxicological responses of any products on behalf of other entities except when that right is granted to the purchaser of a kit containing a Licensed Product to allow such purchaser to use such kit.

                                    ARTICLE 2

                                      GRANT

     2.1 Harvard hereby grants to Licensee and Licensee accepts, subject to the terms and conditions hereof, a worldwide exclusive license in the Field, under Patent Rights, to make and have made, to use and have used, to sell and have sold, to distribute and have distributed and to market and

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

          have marketed the Licensed Products, and to practice the Licensed Processes, for the life of the Patent Rights. Such license shall include the right to grant sublicenses, and Licensee agrees to give Harvard thirty (30) days written notice of the identity of any sublicensee prior to executing any sublicense agreement with respect to the Patent Rights. Harvard agrees it will not grant licenses to others except as required by Harvard's obligations in paragraph 2.2(a) or as permitted in paragraph 2.2(b). Licensee agrees during the period of exclusivity of this license in the United States that any Licensed Product produced for sale in the United States will be manufactured substantially in the United States.

     2.2 The granting and acceptance of this license is subject to the following conditions:
                  (a) Harvard's "Statement of Policy in Regard to Inventions, Patents and Copyrights" dated March 17, 1986, Public Law 96-517, Public Law 98-620, in each case, as in effect on the date the particular patent Right becomes a Patent Right subject to this Agreement. Any right granted in this Agreement greater than that permitted under Public Law 96-517 or Public Law 98-620, in each case, as in effect on the date the particular Patent Right becomes a Patent Rights, subject to this Agreement, shall be subject to modification as may be required to conform to the provisions of those statutes.

                  (b) Harvard shall have the right to make and to use, for its own research purposes only and not for any commercial purpose, the subject matter described and claimed in Patent Rights.

                  (c) Licensee shall use reasonable effort to effect introduction of the Licensed Products into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgments; thereafter, until the expiration of this Agreement, Licensee shall endeavor to keep Licensed Products reasonably available to the public; recognizing, however, that this provision shall not affect Licensee's right to freely determine pricing for the Licensed Products and Licensed Processes.

                  (d) After giving Licensee [***] prior written detailed notice, Harvard shall have the right to terminate this License as to a particular country or render this license non-exclusive as to a particular country at any time after [***] from the date of license if, in Harvard's reasonable judgment, at the end of the [***] notice period Licensee EITHER:

     (i) has not put the license subject matter into commercial use in such country directly or through a sublicense, and is not keeping the licensed subject matter reasonably available to the public in such country, OR
                           (ii) is not demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward this end in such country.

In making this determination Harvard shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by Licensee.

                  (e) All sublicenses granted by Licensee hereunder shall include a requirement that the sublicensee use reasonable efforts to bring the subject matter of the sublicense into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment. Copies of all sublicense agreements shall be provided to Harvard.

     2.3 If this license is terminated with respect to a particular country or rendered non-exclusive as to a particular country by Harvard in accordance with Section 2.2 hereof, or if this license is terminated in accordance with Section 8.2 hereof, Harvard may at its sole option extend the period of exclusivity, extend the license on a non-exclusive basis, or, in the case of a termination under Section
          2.2 or 8.2, permit the license to terminate.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         2.4 Harvard hereby grants to Licensee the right to extend the licenses granted or to be granted in paragraphs 2.1 and 2.3 to an Affiliate subject to the terms and conditions hereof.

         2.5 All rights reserved to the United States Government and others under Public Law 96-517 and 98-620, in each case, as in effect on the date the particular Patent Rights becomes subject to this Agreement shall remain and shall in no way be affected by this Agreement.

                                    ARTICLE 3

                                    ROYALTIES

     3.1 Licensee shall pay to Harvard a non-refundable license fee in the sum of [***] upon execution of this Agreement. Licensee shall also pay Harvard [***] within sixty (60) days after a non-temporary order of the Food and Drug Administration or the Environmental Protection Agency requiring the use of a Licensed Product or Licensed Process where Licensee, together with its Affiliates and Sublicensees, constitutes the market leader in terms of Net Sales of such Licensed Product or Licensed Process.
          3.2 (a) Licensee shall pay to Harvard, during the term of the license of paragraph 2.1, a royalty of [***]of the Net Sales of all Licensed Products sold (i.e., sales of kits containing a Licensed Product) by Licensee and its Affiliates. Licensee shall pay to Harvard, during the term of the license of paragraph 2.1, a royalty of [***] of the Net Sales of all Licensed Processes sold (i.e., toxicology tasting services performed for others by employees of Licensee or its Affiliate) by Licensee and its Affiliates. Licensee shall pay to Harvard, during the term of the license of paragraph 2.1 and before a patent is issued with respect to any Paten Right, a royalty of [***] of the sublicensing income (i.e., royalties and license issue fees) which Licensee and its Affiliates receive from End-User Sublicensees for sublicenses of the Licensed Processes. Licensee shall pay to Harvard, during the term of the license of paragraph 2.1 and after a patent is issued with respect to any Patent Right, a royalty of [***] of the sublicensing income (i.e., royalties and license issue fees) which Licensee and its Affiliates receive from End-User Sublicensees for sublicenses of the Licensed Processes. Licensee shall pay to Harvard, during the term of the license of paragraph 2.1, a royalty of [***] of the sublicensing income i.e., royalties and license issue fees) which Licensee and its Affiliates receive from Sublicensees for sublicenses of the Licensed Products or Licensed Processes. No multiple royalties shall be due because the sale or sublicense of any Licensed Product or Licensed Process is described in more than one sentence of this Section 3.2(a). In the event of any such overlap, the sentence which most accurately describes the relevant transaction at issue shall prevail.

                  (b) If this license is converted to a non-exclusive one as to a particular country or if other non-exclusive licenses are granted pursuant to Section 2.3 hereof, the royalty payable by Licensee with respect to Net Sales of Licensed Products or Licensed Processes the subject of such non-exclusive license shall not exceed the royalty being paid by other licensees to Harvard during the tem of the non-exclusive license. On Net Sales or sublicenses between Licensee and its Affiliates, royalties ahll be payable on the resale or subsublicense only.

     3.3 (a) As further consideration for the licensure of Patent Rights, upon the closing of the first round of equity investment in License, Licensee agrees to issue to Harvard shares of Licensee's Class B Common Stock which shall be convertible into [***] of Licensee's Class A Common Stock on a fully diluted basis. The Class B Common Stock shall have the characteristics, rights, preferences and privileges set forth in the Certificate of Incorporation of the Licensee and set forth herein as Exhibit B. Such characteristics, rights, preferences and privileges shall not be amended without the consent of Harvard.
                  (b) In the event that Harvard adopts a policy which requires Harvard to divest all

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

interests Harvard may have in entities which license technology from Harvard, then until the Licensee's shares are publicly traded, Harvard may, after giving Licensee ninety (90) days notice, require that Licensee purchase Harvard's shares at the last offered price or, if no offered price exists, at a price of [***] of the amount invested in Licensee as of that date.

     3.4 Harvard shall have the right to terminate this license in the event that Licensee does not pay to Harvard at least the following amounts in license maintenance fees and/or minimum royalties:
                  Third calendar year, 1994                   [***]
                  Next calendar year                          [***]
                  Next calendar year and each
                           year thereafter                    [***]

                                    ARTICLE 4

                                    REPORTING

     4.1 Licensee shall provide written annual reports within sixty (60) days after June 30 of each calendar year which shall include but not be limited to: reports of progress on research and development, regulatory approvals, manufacturing, sublicensing, marketing and sales during the preceding twelve (12) months as well as plans for the coming year. If progress differs from that anticipated in the plan provided under Section 4.1 hereof, Licensee shall explain the reasons for the difference and propose a modified plan for Harvard's review and comment. Licensee shall also provide any reasonable additional data Harvard requires to evaluate Licensee's performance.
         4.2 Licensee shall report to Harvard the date of first sale of Licensed Products (or results of Licensed Processes) in each country within thirty (30) days of occurrence.

         4.3 Licensee agrees to submit to Harvard within sixty (60) days after the calendar half years ending June 30 and December 31, reports setting forth for the preceding six (6) month period the amount of the Licensed Products sold by Licensee, its Affiliates and sublicensees in each country, the Net Sales thereof, and the amount of royalty due thereon and with each such royalty report to pay the amount of royalty due. Such report shall be certified as correct by an officer of Licensee and shall include a detailed listing of all deductions from Net Sales, sublicensee income or from royalties as specified herein. If no royalties are due to Harvard for any reporting period, the written report shall so state. All royalties due hereunder shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States on the date of royalty payments by Licensee. Payments which are more than sixty (60) days past due and which are not the subject of a good faith controversy between the parties hereto shall be subject to an interest charge of [***] per month.

         4.4 (a) Harvard's Office of Technology and Trademark Licensing ("OTTL") agrees that at all times, both during the term and after the termination of this Agreement, it will keep in confidence and trust all information provided to it hereunder by Licensee or provided to it by any third party pursuant to Section
5.1 hereof (the "Proprietary Information"), and it will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Licensee. OTTL warrants that OTTL shall not disclose Proprietary Information to officers or employees of either OTTL or Harvard, except if such disclosure is necessary to perform its obligations under this Agreement. OTTL shall be responsible for maintaining adequate internal procedures sufficient to fulfill its obligations under this Section 4.4. OTTL acknowledges that the Proprietary Information constitutes a unique and valuable asset of the Licensee, which is secret and confidential and which will be communicated to OTTL in confidence and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Licensee would be wrongful and would cause irreparable harm to the Licensee.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  (b) Notwithstanding the foregoing, the parties agree that, at all such times, Harvard is free to use or disclose, as the case may be, (i) information in the public domain not as a result of the breach of this Agreement, (ii) Harvard's own skill, knowledge, know-how and experience to whatever extent and in whatever way it wishes, and (iii) information which Harvard is by law, including Public Law 960517 and 98-620, required to disclose

     4.5 Licensee agrees to consult with Harvard regarding its intention to seek financing from the public markets and to inform Harvard substantially in advance of its intentions and to copy Harvard on all drafts of offering memorandums coincidental with Licensee's receipt of same. In any event, Licensee agrees that it will not seek financing from the public markets until at least one of the following has occurred:
                  (a) Licensee has obtained a cumulative minimum investment of [***], and such funds have been allocated for use;

                  (b) [***] from the execution of this Agreement have passed;

                  (c) Approval, recommendation or requirement of use for the Licensed Products or Licensed Processes has been obtained from any Federal regulatory agency;

                  (d) Licensee has in excess of [***]; or

                  (e) Licensee has reduced the Licensed Products or Licensed Processes to practice in the form of a saleable kit.

                                    ARTICLE 5

                                 RECORD KEEPING

     5.1 Licensee shall keep, and shall require its Affiliates and sublicensees to keep, accurate and correct records of Licensed Products or Licensed Processes made, used or sold under this Agreement, appropriate to determine the amount of royalties due hereunder to Harvard. Such records shall be retained for at least [***] following a given reporting period. On reasonable prior written notice to Licensee, such records shall be available during normal business hours for inspection at the expense of Harvard by Harvard's Internal Audit Department or by a Certified Public Accountant selected by Harvard and approved by Licensee for the sole purpose of verifying reports and payments hereunder. Such accountant shall not disclose to Harvard any information other than information relating to accuracy of reports and payments made under this Agreement. In the event that any such inspection shows an underreporting and underpayment in excess of [***] for any twelve (12) month period, then Licensee shall pay the cost of such examination. Licensee shall be entitled to receive from Harvard copies of all reports prepared by or on behalf of Harvard in the exercise by Harvard of its rights hereunder.
                                    ARTICLE 6

               DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

         6.1 Subject to the provisions of Section 6.3 hereof, Licensee shall reimburse Harvard for all reasonable out-of-pocket expenses Harvard has incurred for the preparation, filing, prosecution and maintenance of Patent Rights and shall reimburse Harvard for all such future reasonable out-of-pocket expenses. Harvard shall take responsibility for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in Patent Rights, provided however that Harvard shall first consult with Licensee as to the preparation, filing, prosecution and maintenance of such patent

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

applications and patents and shall furnish to Licensee copies of documents relevant to any such preparation, filing, prosecution or maintenance.

         6.2 Harvard and Licensee shall cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights and of all patents and patent applications licensed to Licensee hereunder, executing all papers and instruments or requiring members of Harvard to execute such papers and instruments so as to enable Harvard to apply for, to prosecute and to maintain patent applications and patents in Harvard's name in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. Either party may give notice to the other of any foreign country in which such party wishes to seek patent protection for all or any part of the Patent Rights. In the case of such a designation by Licensee (and the provision of reasonable assurance of payment by it of the expenses to be incurred) Harvard may not refuse to seek such patent protection in the country so designated.

         6.3 Harvard shall submit a written request to Licensee for any reasonable out-of-pocket expenses incurred by it in complying with Sections 6.1 and 6.2 hereof. Licensee is obligated to reimburse any reasonable expenses incurred by Harvard for action in support of Patent Rights unless after providing written notice to Licensee, Harvard is notified in writing in advance of any such action that such action should not be taken. If, within sixty (60) days of such request, Licensee elects not to pay the expenses of a patent application or patent included within Patent Rights, Licensee shall thereby surrender its rights under such patent or patent application.

                                    ARTICLE 7

                                  INFRINGEMENT

         7.1 With respect to any Patent Rights under which Licensee is exclusively licensed pursuant to this Agreement, Licensee or its sublicensee shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. Harvard agrees to notify Licensee promptly of each infringement of such patents of which Harvard is or becomes aware. Licensee shall reimburse Harvard for its reasonable out-of-pocket expenses incurred in connection with any protection of the non-exclusively licensed Patent Rights pro rata in the proportion the aggregate amount of such expenses bears to the total number of non-exclusive licensees of such Patent Rights. Failure by either party to commence an action which is contemplated by this Section 7.1 shall not constitute a breach of this Agreement.

         7.2 If Licensee or its sublicensee elects to commence an action as described above or if an action is commenced against the Licensee or its sublicensee by a third party and Harvard is a legally indispensable party to such action, Harvard shall have the right either to join the action as a co-plaintiff or to assign to Licensee all of Harvard's right, title and interest in each patent which is a part of the Patent Rights and is the subject of such action (subject to all Harvard's obligations to the government and others having rights in such patent). In the event Harvard joins the action as a co-plaintiff, Harvard shall jointly control the action with the Licensee or its sub-licensee. In the event that Harvard makes such an assignment, such assignment shall be irrevocable, and such action by Licensee on that patent or patents shall thereafter be brought or continued without Harvard as a party, if Harvard is no longer an indispensable party. Notwithstanding any such assignment to Licensee by Harvard and regardless of whether Harvard is or is not an indispensable party, Harvard shall cooperate fully with Licensee in connection with any action commenced by or against Licensee or any sublicensee. In the event that any patent is assigned to Licensee by Harvard, pursuant to this paragraph, such assignment shall require Licensee to continue to meet its obligations under this Agreement as if the assigned patent or patent

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

application were still licensed to Licensee.

         7.3 Licensee shall reimburse Harvard for any reasonable out-of-pocket costs it incurs as part of an action contemplated by this Article 7, irrespective of whether Harvard shall become a co-plaintiff in any such action (such reimbursement to be on the pro rata basis set forth in Section 7.1 in the case of an action relating to non-exclusively licensed Patent Rights); provided, however, that Licensee shall have no obligation to reimburse Harvard for any costs which Licensee notifies Harvard will duplicate costs incurred or to be incurred by Licensee.

         7.4 If Licensee or its sublicensee elects to commence an action as described above, Licensee may reduce, by up to [***] the royalty due to Harvard earned under the patent subject to suit by [***] of the amount of the expenses and costs of such action, including attorney fees. In the event that such [***] expenses and costs exceed the amount of royalties withheld by Licensee for any calendar year, Licensee may to that extent reduce the royalties due to Harvard from Licensee in succeeding calendar years, but never by more than [***] of the royalty due in any one year.

         7.5 Recoveries or reimbursements from such action shall first be applied to reimburse Licensee and Harvard for litigation costs not paid from royalties (if any) and then to reimburse Harvard for royalties withheld. Any remaining recoveries or reimbursements shall be shared equally by Licensee and Harvard.

         7.6 In the event that Licensee and its sublicensee, if any, elect not to exercise their right to prosecute an infringement of the Patent Rights pursuant to the above paragraphs, Harvard may do so at its own expense, controlling such action and retaining all recoveries therefrom.

                                    ARTICLE 8

                            TERMINATION OF AGREEMENT

         8.1 This Agreement, unless extended or terminated as provided herein, shall remain in effect for the life of the last to expire patent in Patent Rights.

         8.2 (a) The following events shall constitute an event of default under this Agreement (an "Event of Default"):

                           (i) Licensee shall fail to make any royalty payment which is not the subject of good faith controversy between the parties hereto within ten (10) days after the same shall have become due; or

                           (ii) Licensee shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or Licensee shall admit in writing its inability to pay its debts generally as they come due or shall make a general assignment for the benefit of creditors; or

                           (iii) Licensee shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any bankruptcy laws (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against Licensee in any such proceeding; or

                           (iv) an order, judgment or decree shall be entered in any proceeding by any court of competent jurisdiction appointing, without the consent of Licensee, a receiver, trustee or

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         liquidator of Licensee or of any substantial part of its property, or sequestering any substantial part of its property, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed or unvacated for a period of 90 days after the date of entry thereof;

                           (v) a petition against Licensee in a proceeding under applicable bankruptcy laws or other insolvency laws as now or hereafter in effect, shall be filed and shall not be withdrawn or dismissed within 90 days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to Licensee, any court of competent jurisdiction shall assume jurisdiction, custody or control of Licensee or of any substantial part of its property and such jurisdiction, custody or control shall remain in force unrelinquished, unstayed or unterminated for a period of 90 days;

                           (vi) failure to make minimum royalty payments under the Article 3 of this Agreement, or failure to comply with the reporting and due diligence requirements under Articles 2 and 4 of this Agreement unremedied after thirty (30) days notice; or

                           (vii) failure to comply with Article 9.3 of this Agreement.

                  (b) The parties acknowledge and agree that no failure by Licensee to meet any of the other obligations or duties herein set forth of any kind or nature whatsoever shall be considered a material breach of this Agreement, an "Event of Default" or the grounds for the termination of this Agreement by Licensor.

     8.3 On the occurrence of an Event of Default, and if such Event of Default has not been remedied within ninety (90) days after the date of notice in writing of such Event of Default has been given to the Licensee by Harvard, Harvard may terminate this Agreement by written notice.
     8.4 Any sublicenses granted by Licensee under this Agreement shall provide for termination or assignment to Harvard, at the option of Harvard, of Licensee's interest therein upon termination of this Agreement.
     8.5 Licensee shall have the right to terminate this Agreement by giving thirty (30) days advance written notice to Harvard to that effect and paying a [***]; provided, however, that no such termination fee shall be payable in the event that any patent or claim included within the Patent Rights are held invalid or unenforceable. Upon termination, a final report shall be submitted and any royalty payments and unreimbursed patent expenses due to Harvard become immediately payable.
          8.6 Sections 4.4, 8.5, 9.2, 9.3 and 9.4 of this Agreement shall survive termination.

                                    ARTICLE 9

                                     GENERAL

     9.1 Harvard represents and warrants that the entire right, title, and interest in the patent applications or patents comprising the Patent Rights have been assigned to it and that Harvard has the authority to issue licenses under said Patent Rights. Harvard does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed Patent Rights or that such Patent Rights may be exploited by Licensee, an Affiliate, or sublicensee without infringing other patents however, Harvard has no reason to believe that the Patent Rights are invalid or that exploitation by Licensee, an Affiliate or sublicensee of the Patent Rights will infringe other patents.
          9.2 HARVARD EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OF THE TECHNOLOGY, LICENSED PROCESSES OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

         9.3 (a) Licensee shall indemnify, defend and hold harmless Harvard and its directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expenses (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with claims, suits, actions, demands, judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement. The above indemnification shall apply whether or not such liability, damage, loss or expense is attributable to the negligent activities of the Indemnitees.

                  (b) Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to Harvard to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

                  (c) Beginning at the time as any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident limited to $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trails of any such product, process or service, Licensee shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $500,000 per incident limited to $500,000 annual aggregate, naming the Indemnitees as additional insureds. Such comprehensive general liability insurance (or self-insurance, as the case may be) shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be reasonably acceptable to Harvard and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification under this Agreement.

                  (d) Licensee shall provide Harvard with written evidence of such insurance upon request of Harvard. Licensee shall provide Harvard with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change of such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Harvard shall have the right to require Licensee, its affiliates, and sublicensees to cease engaging in any business activities relating to the Patent Rights until proper insurance is obtained.

                  (e) Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee and (ii) a reasonable period after the period referred to in (e)(i) above which in no event shall be less than five (5) years.

         9.4 Licensee shall not use Harvard's name or any adaptation of it in any advertising, promotional or sales literature without the prior written consent of Harvard. Harvard shall not unreasonably withhold its consent to any disclosure which describes the scope and nature of the parties'

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

participation accurately and appropriately.

         9.5 Without the prior written approval of Harvard, the entire license granted pursuant to this Agreement shall not be transferred by Licensee to any party other than to a successor to the business interest of Licensee relating to the Patent Rights. This Agreement shall be binding upon the successors, legal representatives and assignees of Harvard and Licensee.

         9.6 The interpretation and application of the provisions of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

         9.7 Licensee agrees to comply with all applicable laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. Licensee hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or its Affiliates or sublicensees, and that it will defend and hold Harvard harmless in the event of any legal action of any nature occasioned by such violation.

         If to Harvard:             Office for Technology and
                           Trademark Licensing
                           Harvard University
                           124 Mt. Auburn Street, Suite 410
                           Cambridge, MA  02138

         If to Licensee:            c/o The Castle Group, Ltd.
                           375 Park Avenue, Suite 1501
                           New York, NY  10022

or such other address as either party may request in writing.

         9.9 Should a court of competent jurisdiction later consider any provision of this Agreement to be invalid, illegal, or unenforceable, it shall be considered severed from this Agreement. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this Agreement are in accordance with the intention of the parties.

         9.10 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle such conflicts amicably between themselves. Subject to the limitation stated in the final sentence of this section, any such conflict which the parties are unable to resolve shall be settled through arbitration conducted in accordance with the rules of the American Arbitration Association. The demand for arbitration shall be filed within a reasonable time after the controversy or claim has arisen, and in no event after the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. Such arbitration shall be held in Boston, Massachusetts. At the request of any party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for the inspection only of the parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The award through arbitration shall be final and binding. Either party may

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

enter any such award in a court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim or cross-claim in any action brought by a third party, to which the subject matter of this Agreement may be relevant.

         9.11 This Agreement constitutes the entire understanding between the parties and neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

         The effective date of this Agreement is January 17, 1999.

The President and Fellows               Venmark Ltd.
of Harvard College


Name:     /s/                           By:     /s/

Title:  Joyce Brinton, Director         Name:   /s/ [illegible]
        Office for Technology and
        Trademark Licensing

Date:     1/17/92                       Title:  Chairman and Pres.

                                  Date: January 17, 1992

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    Exhibit A

                                 (To Be Amended)

Entire United States Patent Application, as may be drafted and amended, relating to the work of [***]




*Confidential Treatment is requested for the language that has been underscored or marked. Such language has been deleted from the copy filed with the SEC.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

XENOMETRIX
2860 Wilderness Place
Boulder, Colorado  80301

Phone:  (303) 447-1773
Fax:  (303) 447-1758

                                January 10, 1996



Harvard University
Office of Technology and Trademark Licensing
Attn:  Kevin J. Heyeck
124 Mt. Auburn Street, Suite 410 South
Cambridge, MA  02138

Ladies and Gentlemen:

This is our understanding of the agreement reached in recent conversations between the President and Fellows of Harvard College (Harvard) and Xenometrix, Inc. (Xenometrix). Harvard and Xenometrix are identified together as the Parties.

The agreements stated in this letter are contingent on execution of this letter by both Parties.

Cattox-TM- Amendment Xenometrix agrees that within three days of receipt of this letter executed by the Parties it will execute the Amendment to the License Agreement between Xenometrix, Inc. and President and Fellows of Harvard College dated January 18, 1992 (the Amendment), said Amendment executed by Harvard on 7/12/95, a copy of which is attached as Exhibit 1. Xenometrix agrees that by executing the Amendment Xenometrix will be obligated to pay royalties to Harvard under Article 3 of the License Agreement with respect to the technology addressed in the Amendment, said technology called the Cattox-TM- Assay, since the inception of the License Agreement.

Royalty Reports and Payment Xenometrix agrees that it will prepare and deliver to Harvard royalty reports on the Cattox-TM- Assay from inception of sales through December 31, 1995 within 21 calendar days of receipt of this letter executed by the Parties, calculating the royalty due Harvard on 100% of such sales. Xenometrix will enclose with the reports payment for any royalty due.

Schiestl Technology Harvard agrees that as of December 31, 1995, Harvard owns no interest in the patents and patent applications set forth in Exhibit 2 (the Yeast Del-TM- Assay and the Mammalian Del Assay), except that Harvard represents that it ownss the continuation-in-part application number [***]. Together, the Yeast Del-TM- Assay and the Mammalian Del Assay are identified as the Schiestl Technology. Harvard makes no representations about its ownership of improvements to the Schiestl Technology made after December 31, 1995.


*Confidential Treatment is requested for the language that has been underscored or marked. Such language has been deleted from the copy filed with the SEC.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Treck Assay Xenometrix agrees that within three days of receipt of this letter executed by the Parties it will pay to Harvard [***], the minimum royalties for 1994 and 1995 on the license agreement between Harvard and Xenometrix dated 8-3-92 (the Treck License), plus interest calculated from the original payment dates, as provided under the license. Xenometrix hereby notifies Harvard that, under the terms of the Treck License as set forth in paragraph 8.5 of said License, Xenometrix terminates said License and releases all rights it has to the technology addressed by said License. Harvard hereby waives the [***] termination fee set forth in paragraph
     8.5 of the Treck License.

Sincerely yours,                        Agreed,

Xenometrix, Inc.                        The President and Fellows of Harvard
                                        College

/s/

Edson D. de Castro                      By:   /s/
Chief Executive Officer
                                 Title: Joyce Brinton, Director Office for
                                        Technology and Trademark Licensing

Date:  1/10/96                                Date:  1/11/96


                                      -2-

*Confidential Treatment is requested for the language that has been underscored or marked. Such language has been deleted from the copy filed with the SEC.

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                               HARVARD UNIVERSITY
                  OFFICE FOR TECHNOLOGY AND TRADEMARK LICENSING





                   AMENDMENT TO THE LICENSE AGREEMENT BETWEEN

                                 XENOMETRIX INC
                                       AND
                    PRESIDENT AND FELLOWS OF HARVARD COLLEGE

                             DATED JANUARY 18, 1992


The License Agreement executed on January 18, 1992, between President and
    Fellows of Harvard College (HARVARD) and Xenometrix Inc, is hereby amended to incorporate into PATENT RIGHTS, HARVARD's ownership interest in the jointly owned, International Patent Application No. [***], and its priority application, [***].

Upon termination of the License Agreement, or its conversion from exclusive to non-exclusive, or upon subsequent removal of the above rights from the License Agreement, the parties agree that each may license their respective ownership interests in these jointly owned application(s), throughout the world, without accounting to the other.

The effective date of this amendment shall be January 21, 1993.

Agreed and accepted:

The President and Fellows              XENOMETRIX, INC.
of Harvard College


          /s/
                                             Signature

     Joyce Brinton, Director Office for
     Technology and Trademark Licensing                                Title


Date:          7/1[?]/9[?]
                                             Date



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    Exhibit 2


Entire Patent Applications and Issued Patents, as may be drafted and amended, relating to the work of Dr. Robert Schiestl corresponding to:

I.   The Yeast Del assay, including:

         (a) United States patent 4,997,757 ("Process for Detecting Potential Carcinogens," issued march 5, 1991), and all reissues and extensions thereof;

         (b) European patent application 324,258 ("Process for Detecting Potential Carcinogens," published July 19,1989) and all Letters Patent which may be granted for the invention(s) of said European patent application, and all extension, renewals, and continuations thereof, including, but not limited to,

                  (i)      France patent 0324258
                  (ii)     Germany patent P3883364.6
                  (iii)    Sweden patent 88312099.0
                  (iv)     Switzerland patent P324258.4
                  (v)      United Kingdom patent 0324258

         (c)      Canada patent 1322943 issued October 12, 1993

II.  The Mammalian Del assay, including United States patent application
     [***] and all Letters Patent of the United States which may be granted thereon and all reissues and extensions thereof, and all applications for Letters patent which may hereafter be granted for the invention(s) of said U.S. patent application in any country or countries foreign to the United States, and all extensions, renewals, and reissues thereof.



Non-Profiled Document



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.